Exhibit 99.2

Certain Definitions

Set forth below are certain defined terms used herein. References to “T-Mobile,” the “Company,” “our Company,” “we,” “our,” “ours” and “us” refer to T-Mobile US, Inc. together with its direct and indirect subsidiaries, including T-Mobile USA and its subsidiaries.

“BCA Transactions” means (i) the merger of Galaxy Investment Holdings, Inc. a Delaware corporation, and Starburst I, Inc., a Delaware corporation with and into Huron Merger Sub LLC, a Delaware limited liability company (“T-Mobile Merger Company”), with T-Mobile Merger Company continuing as the surviving entity and as a wholly owned subsidiary of T-Mobile US and (ii) the merger of Superior Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of T-Mobile Merger Company, with and into Sprint, with Sprint continuing as the surviving corporation and as a wholly owned indirect subsidiary of T-Mobile US, which mergers were consummated immediately sequentially on April 1, 2020 (the “Closing Date”).

“Business Combination Agreement” means the Business Combination Agreement, dated as of April 29, 2018 (such agreement, together with all schedules and exhibits thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among T-Mobile US, Huron Merger Sub LLC, Superior Merger Sub Corporation, Sprint, Starburst I, Inc., Galaxy Investment Holdings, Inc., and for the limited purposes set forth therein, Deutsche Telekom, Deutsche Telekom Holding B.V., and SoftBank.

“Deutsche Telekom” means Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany.

“Divestiture Transaction” means the planned divestiture of Sprint’s Boost Mobile and Sprint prepaid wireless brands (excluding the Assurance brand Lifeline customers and the prepaid wireless customers of Shenandoah Telecommunications Company and Swiftel Communications, Inc.), including customer accounts, inventory, contracts, intellectual property and certain other specified assets and certain related liabilities to DISH and ongoing commercial and transition services arrangements to be entered into in connection with such divestiture.

 “GAAP” means U.S. Generally Accepted Accounting Principles.

“LIBOR” means the London Inter-Bank Offered Rate.

“Merger” means the merger of Sprint with and into a subsidiary of Parent pursuant to the Business Combination Agreement, and the further contribution of 100% of the equity of Sprint to T-Mobile USA, which resulted in Sprint becoming a wholly-owned subsidiary of T-Mobile USA as of the Closing Date.

“Parent” or “T-Mobile US” means T-Mobile US, Inc., a Delaware corporation.

“SEC” means the U.S. Securities and Exchange Commission.

“Sprint” means Sprint Corporation, a Delaware corporation.

“SoftBank” means SoftBank Group Corp., a Japanese kabushiki kaisha.

“SoftBank Letter Agreement” means the Letter Agreement, dated February 20, 2020, among T-Mobile US, SoftBank and Deutsche Telekom.

“Sprint Debt Repayments” means collectively, (a) the repayment of the outstanding amounts under the Credit Agreement, dated as of February 3, 2017, as amended, by and among Sprint Communications, Inc., as borrower, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, (b) the repayment of amounts outstanding under (1) the Third Amended and Restated Receivables Sale and Contribution Agreement, dated as of June 29, 2018, as amended, by and among Sprint Spectrum L.P., as servicer, and certain Sprint Corporation subsidiaries, as originators and sellers, and certain special purpose entities, as purchasers and (2) the Third Amended and Restated Receivables Purchase Agreement, dated as of June 29, 2018, as amended, by and among Sprint Spectrum L.P., as servicer, certain Sprint Corporation special purpose entities, as sellers, certain commercial paper conduits and financial institutions from time to time party thereto, as purchaser agents, and Mizuho Bank, Ltd., as administrative agent and collateral agent, (c) the redemption of the 7.250% Guaranteed Notes due 2028 of Sprint and (d) the repayments of certain other indebtedness of Sprint and its subsidiaries, each of which was consummated on the Closing Date in connection with the BCA Transactions.

“T-Mobile Debt Repayments” means collectively, (a) the repayment of outstanding amounts under and termination of T-Mobile’s $4.0 billion secured term loan facility under the Term Loan Credit Agreement, dated November 9, 2015, among T-Mobile USA, as borrower, the Company, as a guarantor, the other guarantors party thereto, DB, as administrative agent and Deutsche Telekom, as lender, as amended (the “2015 T-Mobile Secured Term Loan Facility”) with no prepayment premium or penalty, (b) the repayment of outstanding amounts under and termination of T-Mobile’s three-year $1.0 billion senior unsecured revolving credit agreement with Deutsche Telekom, as administrative agent and lender (the “2016 T-Mobile Unsecured Revolving Credit Facility”) and T-Mobile’s three-year $1.5 billion senior secured revolving credit agreement with Deutsche Telekom, as administrative agent, collateral agent and lender (the “2016 T-Mobile Secured Revolving Credit Facility,” and together with the 2016 T-Mobile Unsecured Revolving Credit Facility, the “2016 T-Mobile Revolving Credit Facilities”) with no prepayment premium or penalty and (c) the repurchased, at par plus accrued and unpaid interest, our 5.300% Notes due 2021 and 6.000% Notes due 2024, the amounts outstanding under which facilities and notes were owed to Deutsche Telekom, each of which was consummated on the Closing Date in connection with the BCA Transactions.

“T-Mobile Maturity Amendments” means the amendment of the maturity dates applicable to the 5.125% Senior Notes due 2025-1 and the 5.375% Senior Notes due 2027-1 from April 15, 2025 to April 15, 2021 and from April 15, 2027 to April 15, 2022, respectively.

“T-Mobile USA” means T-Mobile USA, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet as of March 31, 2020 and the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2020 and the year ended December 31, 2019. The unaudited pro forma condensed combined financial information includes the historical results of T-Mobile and Sprint after giving pro forma effect to the BCA Transactions as described in this section and under “Notes to Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or consolidated financial condition would have been had the merger actually occurred on the dates indicated, nor do they purport to project the future consolidated results of operations or consolidated financial condition for any future period or as of any future date. The assumed accounting for the BCA Transactions, including estimated merger consideration, is based on provisional amounts and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities of Sprint was based upon the preliminary estimate of fair values. For the preliminary estimate of fair values of the assets acquired and liabilities assumed of Sprint, T-Mobile used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The unaudited pro forma adjustments are based upon available information and certain assumptions that T-Mobile believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The purchase adjustments relating to the Sprint and T-Mobile combined financial information are preliminary and subject to change as additional analyses are performed and finalized. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2020
(Amounts in millions)

	Historical
	T-Mobile US, Inc.	Sprint Corporation										Pro Forma Combined
	As of March 31, 2020	As of March 31, 2020	Reclassification Adjustments			Financing Adjustments			Pro Forma Adjustments			As of March 31, 2020
Assets
Current assets
Cash and cash equivalents	$1,112	$2,214	$—			$6,014	5(a	)	$(296)	5(a	)	$9,044
Accounts receivable, net of allowance for credit losses	1,836	3,651	(859)	4(a	)	—			(351)	5(k	)	3,640
			(78)	4(b	)				(559)	5(h	)
Equipment installment plan receivables, net of allowance for credit losses	2,406	—	859	4(a	)	—			(103)	5(k	)	3,162
Accounts receivable from affiliates	26	—	78	4(b	)	—			—			104
Inventory	1,225	898	—			—			(178)	5(k	)	1,945
Assets held for sale	—	—	—			—			1,898	5(k	)	1,898
Other current assets	2,882	1,243	—			2	5(c	)	(47)	5(b	)	2,146
						(1,212)	5(o	)	42	5(l	)
									(93)	5(j	)
									(773)	5(e	)
									102	5(p	)
Total current assets	9,487	8,006	—			4,804			(358)			21,939
Property and equipment, net	22,149	20,113	(480)	4(f	)	—			(6,106)	5(f	)	35,676
Costs to acquire a customer contract	—	1,805	—			—			(1,805)	5(g	)	—
Operating lease right-of-use assets	10,956	6,567	—			—			—			17,523
Financing lease right-of-use assets	2,749	—	480	4(f	)	—			—			3,229
Goodwill	1,930	4,598	—			—			7,398	5(f	)	13,078
									(848)	5(k	)
Spectrum licenses	36,471	—	—			—			43,000	5(f	)	79,471
FCC licenses and other	—	41,506	—			—			(41,506)	5(f	)	—
Definite-lived intangible assets	—	800	—			—			(800)	5(f	)	—
Other intangible assets	91	—	—			—			9,529	5(f	)	9,620
Equipment installment plan receivables due after one year	1,367	—	263	4(a	)	—			(18)	5(k	)	1,612
Other assets	2,026	1,164	(263)	4(a	)	(5)	5(c	)	(153)	5(e	)	2,400
									(369)	5(j	)
Total assets	$87,226	$84,559	$—			$4,799			$7,964			$184,548

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$6,003	$—	$3,090	4(c	)	$(81)	5(c	)	(323)	5(k	)	$10,144
			1,672	4(d	)
			(217)	4(g	)
Accounts payable	—	3,166	(3,166)	4(c	)	—			—			—
Accrued expenses and other current liabilities	—	3,003	(3,003)	4(d	)	—			—			—
Payables to affiliates	228	—	76	4(c	)	—			—			304
Short-term debt	—	3,058	(8)	4(e	)	(291)	5(c	)	5	5(f	)	2,981
			217	4(g	)
Short-term debt to affiliates	2,000	—	—			—			—			2,000
Deferred revenue	619	—	1,324	4(d	)	—			(652)	5(h	)	1,116
									(175)	5(k	)
Short-term operating lease liabilities	2,187	1,905	—			—			—			4,092
Short-term financing lease liabilities	918	—	8	4(e	)	—			—			926
Liabilities held for sale	—	—	—			—			498	5(k	)	498
Other current liabilities	2,801	—	7	4(d	)	(2,344)	5(o	)	(72)	5(a	)	434
									42	5(l	)
Total current liabilities	14,756	11,132	—			(2,716)			(677)			22,495
Long-term debt	10,959	33,034	(12)	4(e	)	15,625	5(c	)	2,793	5(f	)	62,399
Long-term debt to affiliates	11,987	—	—			(8,041)	5(c	)	—			3,946
Tower obligations	2,230	—	—			—			—			2,230
Deferred tax liabilities	5,618	6,428	—			—			(1,629)	5(i	)	10,417
Operating lease liabilities	10,464	5,185	—			—			—			15,649
Financing lease liabilities	1,276	—	12	4(e	)	—			—			1,288
Other long-term liabilities	959	2,925	—			—			(10)	5(h	)	3,316
									(558)	5(j	)
Total long-term liabilities	43,493	47,572	—			7,584			596			99,245
Commitments and contingencies
Stockholders’ equity
Common Stock	—	41	—			—			(41)	5(m	)	—
Additional paid-in capital	38,597	28,439	—			—			5,616	5(m	)	72,652
Treasury stock, at cost	(11)	—	—			—			—			(11)
Accumulated other comprehensive loss	(1,660)	(566)	—			—			566	5(m	)	(1,660)
Accumulated deficit	(7,949)	(2,059)	—			(69)	5(d	)	1,904	5(n	)	(8,173)
Total stockholders’ equity	28,977	25,855	—			(69)			8,045			62,808
Total equity	28,977	25,855	—			(69)			8,045			62,808
Total liabilities and equity	$87,226	$84,559	$—			$4,799			$7,964			$184,548

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2020
(Amounts in millions, except share and per share amounts)

	Historical
	T-Mobile US, Inc.	Sprint Corporation								Pro Forma Combined
	Three Months Ended	Three Months Ended	Reclassification Adjustments			Financing Adjustments	Pro Forma Adjustments			Three Months Ended
	March 31, 2020	March 31, 2020								March 31, 2020
Revenues
Total service revenues	$8,713	$5,352	$(28)	4(h	)	$—	$(2)	6(a	)	$13,472
							(563)	6(g	)
Equipment revenues	2,117	—	2,452	4(i	)	—	(25)	6(b	)	3,857
							(506)	6(g	)
							(160)	6(h	)
							(21)	6(a	)
Equipment sales	—	1,215	(1,215)	4(i	)	—	—			—
Equipment rentals	—	1,237	(1,237)	4(i	)	—	—			—
Other revenues	283	—	28	4(h	)	—	24	6(b	)	335
Total revenues	11,113	7,804	—			—	(1,253)			17,664
Operating Expenses
Cost of services, exclusive of depreciation and amortization shown separately below	1,639	1,649	46	4(k	)	—	—			3,332
			29	4(m	)		(31)	6(g	)
Cost of equipment rentals (exclusive of depreciation below)	—	150	(150)	4(j	)	—				—
Cost of equipment sales, exclusive of depreciation and amortization shown separately below	2,529	1,418	—			—	(519)	6(g	)	3,268
							(160)	6(h	)
Selling, general and administrative	3,688	2,021	4	4(k	)	—	(205)	6(c	)	5,127
			3	4(m	)		(84)	6(b	)
							(300)	6(g	)
Depreciation and amortization	1,718	—	2,493	4(j	)	—	(1,019)	6(d	)	3,160
			(32)	4(m	)
Depreciation - network and other	—	1,160	(1,160)	4(j	)	—	—			—
Depreciation - equipment rentals	—	1,070	(1,070)	4(j	)	—	—			—
Amortization	—	113	(113)	4(j	)	—	—			—
Other, net	—	50	(50)	4(k	)	—	—			—
Total operating expense	9,574	7,631	—			—	(2,318)			14,887
Operating income (loss)	1,539	173	—			—	1,065			2,777

Other income (expense)
Interest expense	(185)	(590)	—			(194)	6(f	)	89	6(e	)	(880)
Interest expense to affiliates	(99)	—	—			103	6(f	)	—			4
Interest income	12	—	14	4(l	)	—			—			26
Other income (expense), net	(10)	5	(14)	4(l	)	—			—			(19)
Total other expense, net	(282)	(585)	—			(91)			89			(869)
Income (loss) before income taxes	1,257	(412)	—			(91)			1,154			1,908
Income tax benefit (expense)	(306)	579	—			20	6(i	)	(240)	6(i	)	53
Net income (loss)	951	167	—			(71)			914			1,961
Net income (loss)	$951	$167	$—			$(71)			$914			$1,961
Earnings per share
Basic	$1.11	$0.04										$1.59
Diluted	$1.10	$0.04										$1.58
Weighted-average shares outstanding
Basic	858,148,284	4,102,000,000										1,231,544,594	6(j)
Diluted	865,998,532	4,102,000,000										1,244,954,842	6(j)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2019
(Amounts in millions, except share and per share amounts)

	Historical
	T-Mobile US, Inc.	Sprint Corporation								Pro Forma Combined
	Year Ended	Year Ended	Reclassification Adjustments			Financing Adjustments	Pro Forma Adjustments			Year Ended
	December 31, 2019	March 31, 2020								December 31, 2019
Revenues
Total service revenues	$33,994	$21,604	$(162)	4(h	)	$—	$(11)	6(a	)	$52,585
							2	6(b	)
							(2,842)	6(g	)
Equipment revenues	9,840	—	10,217	4(i	)	—	(135)	6(b	)	16,970
							(1,802)	6(g	)
							(1,054)	6(h	)
							(96)	6(a	)
Equipment sales	—	4,999	(4,999)	4(i	)	—	—			—
Equipment rentals	—	5,218	(5,218)	4(i	)	—	—			—
Other revenues	1,164	—	162	4(h	)	—	97	6(b	)	1,423
Total revenues	44,998	31,821	—			—	(5,841)			70,978
Operating Expenses
Cost of services, exclusive of depreciation and amortization shown separately below	6,622	6,852	72	4(k	)	—	(126)	6(g	)	13,518
			98	4(m	)
Cost of equipment rentals (exclusive of depreciation below)	—	816	(816)	4(j	)	—	—			—
Cost of equipment sales, exclusive of depreciation and amortization shown separately below	11,899	5,764	—			—	(1,876)	6(g	)	14,706
							(1,081)	6(h	)
Selling, general and administrative	14,139	7,909	84	4(k	)	—	(810)	6(c	)	19,646
			3	4(m	)		(467)	6(b	)
							(1,212)	6(g	)
Depreciation and amortization	6,616	—	10,209	4(j	)	—	(2,763)	6(d	)	13,961
			(101)	4(m	)
Depreciation - network and other	—	4,416	(4,416)	4(j	)	—	—			—
Depreciation - equipment rentals	—	4,166	(4,166)	4(j	)	—	—			—
Amortization	—	811	(811)	4(j	)	—	—			—
Other, net	—	156	(156)	4(k	)	—	—			—
Total operating expense	39,276	30,890	—			—	(8,335)			61,831
Operating income (loss)	5,722	931	—			—	2,494			9,147

Other income (expense)
Interest expense	(727)	(2,392)	—			(753)	6(f	)	327	6(e	)	(3,545)
Interest expense to affiliates	(408)	—	—			362	6(f	)	—			(46)
Interest income	24	—	77	4(l	)	—			—			101
Other income (expense), net	(8)	41	(77)	4(l	)	—			—			(44)
Total other expense, net	(1,119)	(2,351)	—			(391)			327			(3,534)
Income (loss) before income taxes	4,603	(1,420)	—			(391)			2,821			5,613
Income tax benefit (expense)	(1,135)	1,073	—			85	6(i	)	(569)	6(i	)	(546)
Net income (loss)	3,468	(347)	—			(306)			2,252			5,067
Less: Net loss (income) attributable to noncontrolling interest	—	9	—			—			—			9
Net income (loss)	$3,468	$(338)	$—			$(306)			$2,252			$5,076
Earnings per share
Basic	$4.06	$(0.08)										$4.14
Diluted	$4.02	$(0.08)										$4.09
Weighted-average shares outstanding
Basic	854,143,751	4,102,000,000										1,227,540,061	6(j)
Diluted	863,433,511	4,102,000,000										1,241,499,821	6(j)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with GAAP and pursuant to Article 11 of Regulation S-X. T-Mobile’s fiscal year end is December 31 and Sprint’s fiscal year end is March 31. The unaudited pro forma condensed combined balance sheet as of March 31, 2020 combines the historical unaudited condensed consolidated balance sheet of T-Mobile as of March 31, 2020 and historical audited consolidated balance sheet of Sprint as of March 31, 2020, giving effect to (i) the BCA Transactions as if they had been completed on March 31, 2020 and (ii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2020 and the year ended December 31, 2019 gives effect to (i) the BCA Transactions as if they been completed on January 1, 2019, the beginning of T-Mobile’s most recently completed fiscal year and (ii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2020 was prepared using T-Mobile’s historical unaudited condensed consolidated statement of comprehensive income for the three months ended March 31, 2020, Sprint’s historical unaudited condensed consolidated statement of comprehensive (loss) income for the nine months ended December 31, 2019, and Sprint’s historical audited consolidated statement of operations for the year ended March 31, 2020. Sprint’s unaudited condensed consolidated statement of operations for the three months ended March 31, 2020 was derived by subtracting the historical unaudited condensed consolidated statements of comprehensive (loss) income for the nine months ending December 31, 2019 appearing in Sprint’s Quarterly Report on Form 10-Q file with the SEC on January 27, 2020 from the audited consolidated statement of operations for the fiscal year ended March 31, 2020 appearing in the Current Report on Form 8-K filed by T-Mobile US on May 18, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 was prepared using T-Mobile’s historical audited consolidated statements of comprehensive income for the year ended December 31, 2019 and Sprint’s historical audited consolidated statement of operations for the year ended March 31, 2020. Because the difference between T-Mobile’s and Sprint’s fiscal year end dates is less than 93 days, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 was prepared using T-Mobile’s historical audited consolidated statement of comprehensive income for the year ended December 31, 2019 and Sprint’s historical audited consolidated statement of operations for the year ended March 31, 2020, as permitted under Rule 11-02 of Regulation S-X. However, given the different fiscal year ends of T-Mobile and Sprint, the Sprint historical unaudited condensed consolidated statement of comprehensive (loss) income for the three months ended March 31, 2020 has been included in both the fiscal year ended December 31, 2019 and the three months ended March 31, 2020 pro forma condensed combined statements of operations. Sales and net income for Sprint for the three months ended March 31, 2020 were $5,352 million and $167 million, respectively.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in Financial Accounting Standards Board (“FASB”) ASC Topic 805, Business Combinations (which we refer to as “ASC 805”), with T-Mobile treated as the accounting acquirer and Sprint as the accounting acquiree. The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of assets acquired and liabilities assumed of Sprint are preliminary and subject to change when the formal valuation and other studies are finalized. The differences that may occur between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the BCA Transactions, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of any anticipated synergies, operating efficiencies, or cost savings that may result from the BCA Transactions or of any integration costs.

This unaudited pro forma condensed combined financial information should be read in conjunction with:

•
the separate historical unaudited consolidated financial statements of T-Mobile as of and for the three months ended March 31, 2020, included in Parent’s Quarterly Report on Form 10-Q filed with the SEC on May 6, 2020;

•
the separate historical audited consolidated financial statements of T-Mobile as of and for the year ended December 31, 2019, included in Parent’s Annual Report on Form 10-K filed with the SEC on February 6, 2020;

•
the separate historical unaudited consolidated financial statements of Sprint as of and for the nine months ended December 31, 2019, included in Sprint’s Quarterly Report on Form 10-Q filed with the SEC on January 27, 2020; and

•
the separate historical audited consolidated financial statements of Sprint as of and for the year ended March 31, 2020, included in the Current Report on Form 8-K filed with the SEC by Parent on May 18, 2020.

Note 2.    Significant Accounting Policies

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in T-Mobile’s audited consolidated financial statements as of and for the year ended December 31, 2019 and T-Mobile’s unaudited consolidated financial statements as of and for the three months ended March 31, 2020. Management has determined that certain adjustments, including those described in Note 4, Note 5, and Note 6 are necessary to conform Sprint’s financial statements to the accounting policies used by T-Mobile in the preparation of the unaudited pro forma condensed combined financial information. The adjustment amounts are subject to change as further assessment is performed and finalized for purchase accounting. These reclassifications and adjustments have no effect on previously reported total assets, total liabilities, equity, or results of operations of T-Mobile or Sprint.

T-Mobile adopted FASB Accounting Standards Update 2016-02, the new leasing standard, on January 1, 2019 while Sprint adopted the new leasing standard on April 1, 2019. The elections made by T-Mobile and Sprint as part of the adoption of the new leasing standard are generally aligned, and both entities adopted the standard using the modified retrospective approach. Therefore, the pro forma condensed combined financial information does not include any pro forma adjustments to align with T-Mobile’s accounting policies.  As Sprint’s adoption of the new leasing standard resulted in an immaterial impact on Sprint’s historical audited consolidated statement of comprehensive (loss) income for the year ended March 31, 2020 and the pro forma condensed combined statements of operations for the three months ended March 31, 2020 and the year ended December 31, 2019, the pro forma condensed combined financial information for the three months ended March 31, 2020 and the year ended December 31, 2019 does not include any pro forma adjustments to adjust Sprint’s historical financial results to reflect the adoption of the new leasing standard as of January 1, 2019.

T-Mobile adopted FASB Accounting Standards Update 2016-13, the new measurement of credit losses on financial instruments (the “new credit loss standard”) on January 1, 2020, while Sprint would have adopted the new credit loss standard on April 1, 2020. Sprint’s adoption of the new credit loss standard would have resulted in an immaterial impact to Sprint’s historical audited consolidated balance sheet as of March 31, 2020. As such, the pro forma condensed combined financial information does not include any pro forma adjustments to adjust Sprint’s historical financial results to reflect the adoption of the new credit loss standard on financial instruments standard as of January 1, 2020.

As part of the application of ASC 805, T-Mobile is currently conducting a more detailed review of Sprint’s accounting policies in an effort to determine if differences in accounting policies require further reclassification or adjustment of Sprint’s results of operations or reclassification or adjustment of assets or liabilities to conform to T-Mobile’s accounting policies and classifications. Therefore, T-Mobile may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Note 3.   Calculation of Estimated Merger Consideration and Preliminary Purchase Price Allocation of the BCA Transactions

Estimated Merger Consideration

The fair value of consideration transferred includes the fair value of T-Mobile common stock issued at close, the fair value of Sprint equity awards attributable to pre-combination service, the repayment of a portion of Sprint’s debt, which was due at closing as a result of the change in control transaction, the fair value of contingent consideration, and receipt of cost share consideration from Softbank to fulfill the conditions agreed to with the California Public Utility Commission (“CPUC”). The estimated merger consideration is as follows:

	(in millions)
Fair value of T-Mobile common stock issued at close	$31,328	(1)
Fair value of T-Mobile replacement equity awards attributable to precombination service	323	(2)
Estimated repayment of Sprint’s debt (including accrued interest and prepayment penalties)	7,396	(3)
Estimated value of contingent consideration	2,404	(4)
Receipt of SoftBank cost share for California Public Utility Commission	(102)	(5)
Preliminary estimated merger consideration	$41,349

(1)
Represents the fair value of T-Mobile common stock issued to Sprint stockholders pursuant to the Business Combination Agreement, less shares surrendered by SoftBank pursuant to the SoftBank Letter Agreement. The fair value is based on 4,116,106,304 shares of Sprint common stock issued and outstanding as of March 31, 2020, an exchange ratio of 0.10256 shares of T-Mobile common stock per share of Sprint common stock, 48,751,557 T-Mobile shares surrendered by SoftBank, and the closing price per share of T-Mobile common stock on NASDAQ on March 31, 2020 of $83.90.

(2)
Represents the portion of the fair value of stock options, restricted stock units, and performance-based restricted stock units attributable to pre-combination service assumed by T-Mobile upon completion of the BCA Transactions. ASC 805 requires that the fair value of replacement awards attributable to pre-combination service be included in the consideration transferred.

(3)
Represents the total estimated cash consideration paid concurrently with the closing of the BCA Transactions to retire certain Sprint debt with an outstanding balance of approximately $7.4 billion, plus interest and prepayment penalties.

(4)
Represents the estimated fair value of the contingent consideration relating to the shares surrendered by SoftBank and to be re-issued by T-Mobile to SoftBank upon the achievement of certain stock price milestones during a specified post-merger measurement period, and subject to certain additional terms, as outlined in the SoftBank Letter Agreement. Certain assumptions underlying this fair value estimate, including volatility rates, are based on T-Mobile stand-alone historical trends.

(5)
Represents the cash consideration transferred from Softbank in connection with the cost sharing arrangement to fulfill the conditions agreed to with the CPUC. The CPUC approved the Merger within the state of California with several conditions, including requirements for faster speeds, broader coverage, job creation, and offerings for low-income customers. Based on the estimated expected costs to fulfill the requirements, SoftBank paid T-Mobile $102 million shortly after the Merger.

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Sprint are recorded at the BCA Transactions date fair values and added to those of T-Mobile. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the BCA Transactions. In particular, legal limitations prohibiting access to certain Sprint financial data and other pertinent business information ceased to apply following the consummation of the BCA Transactions and may have a material impact on purchase price accounting. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Sprint, T-Mobile used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The allocation is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the pro forma purchase price allocation is subject to further adjustment as final valuations are completed, and such differences could be material.

The following table sets forth a preliminary allocation of the purchase price to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Sprint using Sprint’s unaudited consolidated balance sheet as of March 31, 2020, with the excess recorded to goodwill:

Purchase price allocation	(in millions)
Cash and cash equivalents	$2,214
Accounts receivable, net of allowance for credit losses	1,804
Equipment installment plan receivables, net of allowance for credit losses	756
Accounts receivable from affiliates	78
Inventory	720
Assets held for sale	1,050
Other current assets	372
Property and equipment, net	13,527
Operating lease right-of-use assets	6,567
Financing lease right-of-use assets	480
Goodwill	—
Spectrum licenses	43,000
FCC licenses and other	—
Definite-lived intangible assets	—
Other intangible assets	9,529
Equipment installment plan receivables due after one year	245
Other assets	366
Total assets	80,708

Accounts payable and accrued liabilities	(4,204)
Accounts payable	—
Accrued expenses and other current liabilities	—
Payables to affiliates	(76)
Short-term debt	(2,989)
Deferred revenue	(497)
Short-term operating lease liabilities	(1,905)
Short-term financing lease liabilities	(8)
Liabilities held for sale	(498)
Other current liabilities	(49)
Long-term debt	(28,817)
Long-term debt to affiliates	—
Tower obligations	—
Deferred tax liabilities	(4,758)
Operating lease liabilities	(5,185)
Financing lease liabilities	(12)
Other long-term liabilities	(2,357)
Total liabilities	(51,355)

Net assets acquired (a)	29,353

Estimated merger consideration (b)	41,349

Estimated goodwill (b) - (a)	$11,996

Goodwill represents excess of merger consideration over the fair value of the underlying net assets acquired. In accordance with FASB ASC Topic 350, Goodwill and Other Intangible Assets, goodwill is not amortized, but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill is attributable to the assembled workforce of Sprint, planned growth in new markets, and synergies expected to be achieved from the combined operations of T-Mobile and Sprint. Goodwill recorded in the BCA Transactions is not expected to be deductible for tax purposes.

The pro forma historical net asset adjustments as shown above are further described below in Note 5 and Note 6.

The deferred tax liabilities represent the deferred tax impact associated with the differences in book and tax basis, including incremental differences created from the preliminary purchase price allocation and acquired net operating losses. Deferred taxes associated with estimated fair value adjustments reflect an estimated blended federal and state tax rate, net of tax effects on state valuation allowances. For balance sheet purposes, where U.S. tax rates were used, rates were based on recently enacted U.S. tax law. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income, and changes in tax law. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities of Sprint.

Intangible Assets

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following:

Intangible Assets	Approximate Fair Value	Estimated Useful Life
	(in millions)	(in years)
Spectrum licenses	$43,000	N/A
Trademark	400	1.5
Customer relationships	8,500	9
Spectrum favorable leases	578	23
Other intangibles	51	5-10
Total	$52,529

The amortization related to the identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statement of operations based on the estimated useful lives above and as further described in Note 6(d). The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived or, where appropriate, based on the use of a straight-line method or sum-of-the-years’ digits method. Therefore, the amount of amortization following the BCA Transactions may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.

Note 4.	Reclassification Adjustments

The following reclassification adjustments were made to conform the presentation of Sprint’s financial information to T-Mobile’s presentation:

(a)
To reclassify $859 million and $263 million of equipment installment plan receivables, net of allowances for credit losses from accounts receivable, net of allowances for credit losses and other assets, respectively, to current equipment installment plan receivables, net of allowances for credit losses and equipment installment plan receivables due after one year, net of allowances for credit losses, respectively.

(b)	To reclassify $78 million of accounts receivable, net of allowances for credit losses to accounts receivable from affiliates.

(c)	To reclassify $3,166 million of accounts payable of which $3,090 million was reclassified to accounts payable and accrued liabilities and $76 million was reclassified to payables to affiliates.

(d)
To reclassify $3,003 million of accrued expenses and other current liabilities of which $1,672 million was reclassified to accounts payable and accrued liabilities, $1,324 million was reclassified to deferred revenue, and $7 million was reclassified to other current liabilities.

(e)
To reclassify $8 million and $12 million of financing lease liabilities from short-term debt and long-term debt, respectively, to short-term financing lease liabilities and financing lease liabilities, respectively.

(f)	To reclassify $480 million of financing right-of-use assets from property and equipment, net to financing lease right-of-use assets.

(g)	To reclassify $217 million of accounts payable and accrued liabilities to short-term debt.

(h)	To reclassify $28 million of commissions earned from consigned inventory agreements to other revenues for the three months ended March 31, 2020.

To reclassify $162 million of commissions earned from consigned inventory agreements to other revenues for the year ended December 31, 2019.

(i)	To reclassify $1,237 million and $1,215 million of equipment rentals and equipment sales, respectively, to equipment revenues for the three months ended March 31, 2020.

To reclassify $5,218 million and $4,999 million of equipment rentals and equipment sales, respectively, to equipment revenues for the year ended December 31, 2019.

(j)
To reclassify $150 million of cost of equipment rentals, $1,160 million of depreciation – network and other, $1,070 million of depreciation – equipment rentals, and $113 million of amortization to depreciation and amortization for the three months ended March 31, 2020.

To reclassify $816 million of cost of equipment rentals, $4,416 million of depreciation - network and other, $4,166 million of depreciation - equipment rentals, and $811 million of amortization to depreciation and amortization for the year ended December 31, 2019.

(k)
To reclassify $50 million of other, net of which $46 million was reclassified to cost of services and $4 million was reclassified to selling, general and administrative for the three months ended March 31, 2020.

To reclassify $156 million of other, net of which $72 million was reclassified to cost of services and $84 million was reclassified to selling, general and administrative for the year ended December 31, 2019.

(l)	To reclassify $14 million of other income to interest income for the three months ended March 31, 2020.

To reclassify $77 million of other income to interest income for the year ended December 31, 2019.

(m)
To reclassify $32 million of impairment charges from depreciation and amortization of which $29 million was reclassified to cost of services and $3 million was reclassified to selling, general, and administrative for the three months ended March 31, 2020.

To reclassify $101 million of impairment charges from depreciation and amortization of which $98 million was reclassified to cost of services and $3 million was reclassified to selling, general and administrative for the year ended December 31, 2019.

Note 5.    Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)
Represents adjustments to the combined company cash balance, including (i) net proceeds from T-Mobile’s new facilities, (ii) repayment in connection with Sprint Debt Repayments and T-Mobile Debt Repayments, including any fees associated with the repayment, and (iii) T-Mobile estimated transaction costs paid in connection with completing the BCA Transactions. Included in the $296 million cash outflows for T-Mobile transaction costs paid in connection with the BCA Transactions, respectively, is the settlement of $72 million of transaction costs previously accrued for.

(in millions)
Cash proceeds from new facilities, net of debt issuance costs	$22,605
Repayment of T-Mobile debt - elimination of long-term debt	(8,000)
Repayment of T-Mobile debt - elimination of accrued interest	(63)
Settlement of certain T-Mobile derivative liabilities	(1,132)
Repayment of Sprint debt - elimination of short-term debt	(299)
Repayment of Sprint debt - elimination of long-term debt	(7,078)
Repayment of Sprint debt - elimination of accrued interest	(18)
Payment of prepayment penalties	(1)
Financing adjustments to cash and cash equivalents	$6,014

T-Mobile estimated transaction costs paid	$(296)
Pro forma adjustments to cash and cash equivalents	$(296)

Settlement of T-Mobile accrued transaction costs	$(72)

Settlement of Sprint accrued transaction costs	$-

(b)	Reflects the elimination of Sprint’s prepaid transaction costs on Sprint’s historical balance sheet.

(c)
Reflects adjustments to (i) short and long-term deferred financing cost assets, (ii) short and long-term debt, and (iii) accrued interest. The adjustments include Sprint Debt Repayments and T-Mobile Debt Repayments including the repayment of the associated accrued and unpaid interest as of closing. In addition, the adjustments include a write-off of any remaining unamortized original issue costs and debt issuance costs, and the issuance of borrowings to fund the BCA Transactions, net of estimated original issue discounts and debt issuance costs.

In connection with the BCA Transactions, T-Mobile paid approximately $7.4 billion of Sprint’s outstanding debt at closing and assumed Sprint’s remaining outstanding debt of approximately $28.8 billion. T-Mobile also repaid approximately $8.0 billion of existing debt provided by Deutsche Telekom.

The newly borrowed debt consists of $27.0 billion in secured debt financing, including a $4.0 billion secured revolving credit facility (which we refer to as the “revolving credit facility”) which was not drawn on initially, a $4.0 billion secured term loan facility (which we refer to as the “term loan facility”), and senior secured notes totaling approximately $19.0 billion (which we refer to as the “Dollar Notes” and together with the revolving credit facility and the term loan facility, the “facilities”). As such, $23.0 billion is the balance reflected for the new debt outstanding as of March 31, 2020, consisting of the $19.0 billion Dollar Notes and of a $4.0 billion term loan facility.

The adjustments to assets and short and long-term debt reflected in the unaudited pro forma condensed combined balance sheet are summarized as follows:

(in millions)
New debt - debt issuance costs current	$2
Financing adjustments to other current assets	$2

New debt - debt issuance costs	$8
Repayment of Sprint debt - issuance costs write off	(13)
Financing adjustments to other assets	$(5)

Repayment of Sprint debt - elimination of accrued interest	$(18)
Repayment of T-Mobile debt - elimination of accrued interest	(63)
Financing adjustments to accounts payable and accrued liabilities	$(81)

Repayment of Sprint debt - elimination of short-term debt	$(299)
Repayment of Sprint debt - elimination of short-term (debt issuance costs)	16
New debt - short-term	30
New debt - short-term (debt issuance costs)	(38)
Financing adjustments to short-term debt	$(291)

New debt - long-term	$22,970
New debt - long-term (debt issuance costs)	(347)
Repayment of Sprint debt - elimination of long-term debt	(7,078)
Repayment of Sprint debt - elimination of long-term (debt issuance costs)	90
Repayment of Sprint debt - elimination of long-term (unamortized premium)	(10)
Financing adjustments to long-term debt	$15,625

Repayment of T-Mobile debt - elimination of long-term debt	$(8,000)
Repayment of T-Mobile debt - elimination of long-term (unamortized premium)	(41)
Financing adjustments to long-term debt to affiliates	$(8,041)

(d)
Reflects adjustments to accumulated deficit to record (i) a gain on extinguishment of T-Mobile debt of $41 million and (ii) a loss on the payment of prepayment penalties and the write-off of unamortized debt issuance costs in connection with Sprint Debt Repayments, totaling $110 million. Amounts related to the repayment of Sprint’s debt do not impact pro forma combined company accumulated deficit, as Sprint’s accumulated deficit is eliminated as part of acquisition accounting adjustments. See Note 5(n).

(e)
These adjustments reflect differences in accounting policies related to the recognition of certain contract assets by Sprint and T-Mobile associated with revenue recognition under ASC 606, thereby resulting in a reduction to Sprint’s contract assets to align to T-Mobile’s policy. The adjustments also reflect the write-off of certain contract assets as a result of purchase accounting.

(f)
Reflects adjustments to arrive at the estimated fair value, largely based on benchmarking analysis of other similar transactions, of the property and equipment, intangible assets and debt of Sprint. The fair value of property and equipment was estimated using a market participant assumption that a significant amount of Sprint’s assets will be decommissioned. The combination of T-Mobile’s and Sprint’s networks is expected to result in rationalization of Sprint’s property and equipment for reasons such as redundant cell site locations, abandonment of projects, and duplicative assets, which is viewed as consistent with the plans of market participants. For example, the carrying value of property and equipment at redundant cell site locations includes items such as site improvement costs which have a fair value that is estimated to be less than carrying value as these assets do not have an alternative use and are not expected to be used over their current remaining useful life. Goodwill represents the difference between the fair value of the estimated merger consideration and the fair value of the assets acquired and liabilities assumed in the BCA Transactions. The pro forma fair value adjustment for non-network internal use software, office equipment, leased devices and other is primarily driven by the fair value adjustment to leased devices.

Property and Equipment Pro Forma Adjustment	Historical Carrying Value	Fair Value	Pro Forma Adjustment
		(in millions)
Land	$101	$116	$15
Network equipment, site costs and related software	9,846	5,256	(4,590)
Buildings and improvements	219	319	100
Non-network internal use software, office equipment, leased devices and other	7,097	6,293	(804)
Construction in progress	2,369	1,542	(827)
Pro forma adjustments to property and equipment			$(6,106)

			(in millions)
Goodwill - elimination of historical			$(4,598)
Goodwill - fair value			11,996
Pro forma adjustments to goodwill			$7,398

			(in millions)
Intangible assets - fair value of Spectrum licenses			$43,000
Intangible assets - elimination of historical FCC licenses and other			$(41,506)
Intangible assets - elimination of definite-lived intangible assets			$(800)
Intangible assets - fair value of other intangible assets			$9,529
Assumed Sprint Debt - fair value step-up - long-term			$2,793
Assumed Sprint Debt - fair value step-up - short-term			$5

(g)	Reflects the elimination of Sprint’s costs to acquire a customer contract balance on Sprint’s historical balance sheet as a result of purchase accounting.

(h)
Reflects the fair value adjustment for Sprint’s short and long-term deferred revenue as a result of purchase accounting. Additionally, recognition of receivables billed in advance is adjusted to align with T-Mobile’s accounting policy.

(i)
Reflects a net increase in deferred tax assets of $1,481 million as a result of a reduction in Sprint’s valuation allowance, which includes a partial offset of $68 million net decrease in deferred tax assets as a result of an increase in T-Mobile’s valuation allowance. The adjustment additionally reflects a $148 million net increase in deferred tax assets associated with the incremental differences between book and tax basis created from the preliminary purchase price allocation, which includes a $27 million net increase in deferred tax assets as a result of the elimination of T-Mobile historical interest for debt paid off and additional deductible accrued transaction costs. These components result in a net adjustment of $1,629 million. Deferred taxes on Sprint’s pre-tax pro forma adjustments were established based on an estimated blended federal and state statutory tax rate of 21.7%, net of tax effects on state valuation allowance. The estimated blended federal and state tax rate is not necessarily indicative of the effective tax rate of the combined company. Furthermore, as this adjustment will not have a continuing impact on the combined company, it has not been presented as an adjustment in the unaudited pro forma condensed combined statement of operations.

(j)
Reflects the elimination of Sprint’s deferred and prepaid rent balance on Sprint’s historical balance sheet as a result of purchase accounting. These balances primarily relate to spectrum leases that are outside the scope of the new leasing standard. These contracts are currently being evaluated as part of acquisition accounting to determine any off-market components that may give rise to an unfavorable or favorable intangible.

(k)
Reflects the reclassification of the estimated fair value of the identified assets and liabilities of Sprint’s Boost Mobile and Sprint prepaid wireless brands (excluding the Assurance brand Lifeline customers and the prepaid wireless customers of Shenandoah Telecommunications Company and Swiftel Communications, Inc.) (the “Prepaid business”), in relation to the Divestiture Transaction, which meet the definition of held for sale, to assets held for sale and liabilities held for sale. The adjustment does not reflect certain agreements related to the Divestiture Transaction. The License Purchase Agreement to sell certain spectrum licenses held by Sprint is not adjusted for as this transaction is not anticipated to take place until 3 years after the close of the BCA Transactions. Furthermore, there is currently insufficient data to factually support any pro forma adjustments for entering into the Transition Services Agreement, Master Network Services Agreement, and the Option to Acquire Tower and Retail Assets at the close of the Divestiture Transaction.

(in millions)
Accounts receivable, net of allowances	$351
Equipment installment plan receivables, net	103
Inventory	178
Goodwill	848
Other intangible assets	400
Equipment installment plan receivables due after one year	18
Pro forma adjustment to assets held for sale	$1,898

Accounts payable and accrued liabilities	$323
Deferred revenue	175
Pro forma adjustment to liabilities held for sale	$498

(l)
Reflects the adjustment to other current assets and other current liabilities for the estimated devices to be received and corresponding device buyback liability, respectively, for certain device sales to align with T-Mobile’s accounting policy.

(m)	Reflects the elimination of Sprint’s historical common stock, paid-in capital, and accumulated other comprehensive income. The adjustment to additional paid-in-capital is as follows:

(in millions)
Elimination of Sprint historical common stock	$(41)
Elimination of Sprint historical accumulated other comprehensive income	$566

Elimination of Sprint historical additional paid-in capital	$(28,439)
T-Mobile common stock issued at close	31,328
T‑Mobile replacement equity awards attributable to precombination service	323
Contingent consideration	2,404
Pro forma adjustments to additional paid-in capital	$5,616

(n)
Reflects the adjustment to eliminate (i) Sprint’s accumulated deficit after pro forma adjustments, (ii) T-Mobile’s accumulated deficit to record T-Mobile deferred taxes, (iii) T-Mobile’s accumulated deficit to record transaction costs, and (iv) T-Mobile’s accumulated deficit to record the receipt of cash consideration from SoftBank in connection with the cost sharing arrangement to fulfill the conditions agreed to with the CPUC. The transaction costs primarily consist of fees for investment banking, legal, and accounting services. No adjustment for transaction costs has been reflected in the unaudited pro forma condensed combined statement of operations because such costs represent a non-recurring item that is directly attributable to the BCA Transactions. The adjustment to accumulated deficit is as follows:

(in millions)
Elimination of Sprint accumulated deficit after adjustments	$2,169
Adjustment for T-Mobile transaction costs to accumulated deficit	(224)
Adjustment for T-Mobile deferred taxes to accumulated deficit	(41)
Pro forma adjustments to accumulated deficit	$1,904

(o)
Reflects the adjustment to other current assets and other current liabilities for the settlement of T-Mobile interest rate swap derivative liabilities. The T-Mobile interest rate swap derivative was entered into and settled in connection with the issuance of the Dollar Notes. As such, this adjustment on T-Mobile’s historical balance sheet reflects the settlement of the T-Mobile derivative liabilities upon issuance of the Dollar Notes.

(p)	Reflects the adjustment to other current assets for the receivable from Softbank for the cost share to fulfill conditions agreed to with the CPUC.

Note 6.          Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

(a)
Reflects a reduction in revenues and costs due to the fair value adjustment of deferred revenues and costs recognized in the historical financial statements of Sprint. As a result, amortization associated with these items have been eliminated.

(b)
This adjustment represents the elimination of historical amortization related to certain contract assets written off as part of purchase accounting as they had no fair value. This adjustment is partially offset by the capitalization of incremental costs to acquire a contract upon adoption of ASC 340. As T-Mobile’s amortization period for these capitalized costs is generally shorter than Sprint’s amortization period, this adjustment reflects an acceleration of expenses associated with costs to acquire a contract.

For certain device sales to dealers, Sprint and T-Mobile provide a payment (reimbursement) for discounts subsequently passed on to an end customer. Sprint records an asset and recognizes these payments as a reduction of service revenue. T-Mobile views these payments as variable consideration in the sale of a device to its dealers and reduces equipment revenue at the point of sale to the dealer and this adjustment is made to conform with T-Mobile’s accounting policy.

In addition, Sprint generally does not impute interest on its equipment installment plan receivables in their direct channel under ASC 606, while T-Mobile does, resulting in a difference in application of ASC 606 reflected in this adjustment.

(c)
Reflects the adjustments to (i) reverse non-recurring transaction costs, which were recorded in T-Mobile and Sprint’s selling, general and administrative expenses, and (ii) reflect stock-based compensation expense for the post-combination portion of Sprint’s equity awards assumed by T-Mobile. The transaction costs reflected in the historical statements of operations and the adjustment to stock-based compensation expense are as follows:

	Pro Forma Year Ended December 31, 2019	Pro Forma Three Months Ended March 31, 2020
	(in millions)	(in millions)
Reversal of T-Mobile transaction costs	$(550)	$(143)
Reversal of Sprint transaction costs	(278)	(49)
Adjustment to stock-based compensation expense from equity-based awards	18	(13)
Pro forma adjustments to selling, general and administrative expense	$(810)	$(205)

(d)
Represents the adjustments to record (i) the elimination of historical depreciation expense and recognition of new depreciation expense based on the fair value of property and equipment and (ii) the elimination of historical amortization expense and recognition of new amortization expense related to the identifiable intangible assets calculated on a straight-line basis, except for customer relationships, which is calculated using the sum-of-the-years’ digits method. The amortization expense for customer relationships, which is not calculated on a straight-line basis, for the 5 years post-merger are $1,700 million for 2019, $1,511 million for 2020, $1,322 million for 2021, $1,133 million for 2022, and $944 million for 2023. The depreciation of property and equipment is based on the estimated remaining useful lives of the assets and is calculated on a straight-line basis. The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized.

	Pro Forma Year Ended December 31, 2019	Pro Forma Three Months Ended March 31, 2020
	(in millions)	(in millions)
Reversal of Sprint’s historical property and equipment depreciation	$(8,582)	$(2,230)
Depreciation of purchased property and equipment assets	4,629	871
Reversal of Sprint’s historical intangible asset amortization	(809)	(113)
Amortization of purchased identifiable intangible assets	1,999	453
Pro forma adjustments to depreciation and amortization	$(2,763)	$(1,019)

(e)	Reflects the adjustment to interest expense to accrete the interest related to the fair value of Sprint’s debt assumed by T-Mobile.

(f)
Reflects the adjustments to (i) reverse interest expense associated with Sprint Debt Repayments, T-Mobile Debt Repayments, and T-Mobile Maturity Amendments, (ii) recognition of new interest expense associated with the new facilities, and (iii) recognition of new interest expense associated with T-Mobile Maturity Amendments.

	Pro Forma Year Ended December 31, 2019	Pro Forma Three Months Ended March 31, 2020
	(in millions)	(in millions)
Elimination of historical interest expense related to repayment of T-Mobile’s debt and T-Mobile’s modified notes	$522	$126
Interest Expense related to T-Mobile’s modified notes	(160)	(23)
Financing adjustments to interest expense to affiliates	$362	$103

Elimination of historical interest expense related to repayment of Sprint’s debt	$381	$92
Interest expense related to new facilities	(1,134)	(286)
Financing adjustments to interest expense	$(753)	$(194)

A sensitivity analysis on interest expense for the three months ended March 31, 2020 and the year ended December 31, 2019 has been performed to assess the effect of a change of 1/8% of the hypothetical interest rate would have on interest expense. The interest rate assumed for purposes of preparing this pro forma financial information related to the new revolving credit facility is approximately 1.42%. In addition, the interest rate assumed for term loan facility is 3.17%. The fixed interest rates for the Dollar Notes range from 3.50% to 4.50%. The rates for the revolving credit facility and the term loan facility consist of one-month LIBOR as of a recent date, plus certain margins specified in the definitive agreements entered into on April 1, 2020 in connection with the closing of the BCA Transactions. A 1/8% increase or decrease in interest rates would result in a change in interest expense of approximately $1 and $5 million for the three months ended March 31, 2020 and the year ended December 31, 2019, respectively.

(g)	Reflects the elimination of the identified revenues and expenses of the Prepaid business.

(h)	Reflects the adjustment to equipment revenues and cost of equipment sales for device sales to align with T-Mobile’s revenue recognition policy.

(i)
A blended federal and state statutory tax rate of 21.7%, net of tax effects on the state valuation allowance, for the three months ended March 31, 2020 and the year ended December 31, 2019, has been assumed for the pro forma adjustments. Additionally, this adjustment accounts for certain deductible and non-deductible costs associated with the BCA Transactions. The blended tax rate is not necessarily indicative of the effective tax rate of the combined company. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, cash needs, the geographical mix of income, and changes in tax law.

(j)
Represents the pro forma weighted average shares outstanding that have been calculated using the historical weighted average shares of T-Mobile common stock outstanding and the additional T-Mobile equity awards issued in conjunction with the BCA Transactions, assuming those shares and awards were outstanding for the three months ended March 31, 2020 and the year ended December 31, 2019, respectively.

Pro Forma Basic Weighted Average Shares	Pro Forma Year Ended December 31, 2019	Pro Forma Three Months Ended March 31, 2020
Historical T-Mobile weighted average shares outstanding - basic	854,143,751	858,148,284
Shares of T-Mobile common stock issued to Sprint stockholders pursuant to the Business Combination Agreement and Letter Agreement	373,396,310	373,396,310
Pro forma weighted average shares - basic	1,227,540,061	1,231,544,594

Pro Forma Diluted Weighted Average Shares	Pro Forma Year Ended December 31, 2019	Pro Forma Three Months Ended March 31, 2020
Historical T-Mobile weighted average shares - diluted	863,433,511	865,998,532
Shares of T-Mobile common stock issued to Sprint stockholders pursuant to the Business Combination Agreement and Letter Agreement	373,396,310	373,396,310
Diluted impact of T-Mobile’s stock options and awards to replace Sprint’s stock options	540,000	540,000
Diluted impact of T-Mobile’s RSUs to replace Sprint’s RSUs and PSUs	4,130,000	5,020,000
Pro Forma weighted average shares - diluted	1,241,499,821	1,244,954,842